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STATE OF CALIFORNIA, SECRETARY OF STATE - CORPORATION DIVISION

         I, BILL JONES, Secretary of State of the State of California, hereby certify: That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

         IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this

JUL 13 1995
/s/ Bill Jones


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                            ARTICLES OF INCORPORATION
                                       OF
                 CAMARILLO AMPHITHEATER MANAGING PARTNERS, INC.

                                        I

         The name of this Corporation is CAMARILLO AMPHITHEATER MANAGING PARTNERS, INC.

                                       II

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Laws of the State of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

         The name and address of the person appointed to act as initial agent for service of process in this State is:


                              RICHARD M. ROSENTHAL
                        6345 BALBOA BOULEVARD, SUITE 330
                            ENCINO, CALIFORNIA 91316


                                       IV

         This Corporation is authorized to issue only one class of shares of stock and the number of shares this Corporation is authorized to issue is one hundred thousand (100,000).

         IN WITNESS THEREOF, I, the undersigned have executed these Articles of incorporation on July 10, 1995, at Encino, California.

/s/ R.E.G.
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ROBERT E. GEDDES, Incorporator